Exhibit 10.2

CONSENT AND AMENDMENT NO. 3

TO THE

SECOND AMENDED AND RESTATED

FINANCING AGREEMENT

THIS CONSENT AND AMENDMENT NO. 3, dated as of February 16, 2004 (this “Amendment”), to the Second Amended and Restated Financing Agreement, dated as of August 13, 2003, as amended pursuant to the Consent and Amendment No. 1, dated as of November 14, 2003, and Amendment No. 2, dated as of December 3, 2003, and as supplemented by the Joinder Agreement, dated as of December 3, 2003 (as amended, supplemented or otherwise modified from time to time, the “Financing Agreement”), by and among ATP Oil & Gas Corporation, a Texas corporation (the ”Borrower”), each subsidiary of the Borrower listed as a “Guarantor” on the signature pages thereto (together with ATP Oil & Gas (UK) Limited, each a “Guarantor” and collectively, the “Guarantors” and, together with the Borrower, each a “Loan Party” and collectively, the “Loan Parties”), each of the lenders from time to time party thereto (each a “Lender” and collectively, the ”Lenders”), Ableco Finance LLC, a Delaware limited liability company (“Ableco”), as collateral agent and administrative agent for the Lenders (in such capacity, the ”Collateral Agent” or the “Administrative Agent”), and Wells Fargo Foothill, Inc., a California corporation (“Foothill”), as funding agent for the Lenders (in such capacity, the “Funding Agent”, and together with the Administrative Agent and the Collateral Agent, each an “Agent” and collectively the “Agents”).

W I T N E S S E T H:

WHEREAS, pursuant to the Financing Agreement among the Borrower, the Guarantors, each of the Lenders from time to time party thereto, Ableco, in its capacity as the Collateral Agent and Administrative Agent for the Lenders, and Foothill, in its capacity as Funding Agent for the Lenders, the Lenders have agreed to make certain revolving loans, which includes a subfacility for the issuance of Letters of Credit (as defined in the Financing Agreement), to the Borrower;

WHEREAS, the Borrower has advised the Lenders that the Borrower is in default under certain financial covenants set forth in the Financing Agreement and has requested a waiver of such defaults, and has requested certain amendments to the Financing Agreement; and

WHEREAS, the Lenders have agreed to waivers of such defaults and to such amendments subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and agreements herein, the parties hereto hereby agree as follows:

1. Definitions. All terms used herein that are defined in the Financing Agreement and not otherwise defined herein are used herein as defined therein.

2. Changes to Definitions. Each of the following definitions set forth in Section 1.01 of the Financing Agreement is hereby amended, restated, modified, supplemented, deleted or added:

(a) The definition of “Availability” contained in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“ ‘Availability’ means, at any time, the difference between (a) (i) the lesser of (x) the Borrowing Base and (y) the sum of the Total Revolving A Credit Commitment, the Total Revolving B Credit Commitment and the Total Revolving C Credit Commitment minus (ii) the sum of (A) the aggregate outstanding principal amount of all Revolving A Loans, Revolving B Loans, Revolving C Loans and Letter of Credit Obligations and (B) the Availability Reserve, and (b) the aggregate amount, if any, of all trade payables of the Borrower and its Subsidiaries (other than the Foreign Subsidiaries) aged in excess of historical levels.”

(b) Subclause (y) of the first proviso of the definition of “Borrowing Base” contained in Section 1.01 of the Financing Agreement is hereby amended by deleting the amount $20,000,000” and substituting “$25,000,000” in lieu thereof.

(c) The second proviso of the definition of “Borrowing Base” contained in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“provided, further, that (I) for the period from the Effective Date through and including March 31, 2004, (AA) the percentage advance rate applicable to Proved Undeveloped Reserves set forth in clause (iii) shall equal 30%, (BB) the percentage limitation set forth in subclause (x) of the immediately preceding proviso shall equal 60%, and (CC) the dollar limitation set forth in subclause (y) of the immediately preceding proviso shall equal $45,000,000, and (II) for the period from and including April 1, 2004 through and including April 30, 2004, (AA) the percentage advance rate applicable to Proved Undeveloped Reserves set forth in clause (iii) shall equal 25%, (BB) the percentage limitation set forth in subclause (x) of the immediately preceding proviso shall equal 50%, and (CC) the dollar limitation set forth in subclause (y) of the immediately preceding proviso shall equal $35,000,000”

(d) The definition of the term “Consolidated EBITDA” contained in Section 1.01 of the Financing Agreement is hereby amended by deleting the word “and” immediately preceding clause (E) and substituting a comma in lieu thereof and inserting immediately prior to the period at the end of such definition the following clauses (F) and (G) to read as follows:

“, (F) any accruals for, and payments of (to the extent such payments were not accrued), the Legacy Award, and (G) fees accruals for, and payments of (to the extent such payments were not accrued), fees by the Borrower to the Agents and Lenders in connection with amendments to this Agreement, provided that such amount described in this clause (G) shall be added for purposes of calculating Consolidated EBITDA solely for purposes of calculating compliance with any financial covenant for the fiscal periods ended January 31, 2004, February 29, 2004, March 31, 2004 and April 30, 2004 and shall not be added for purposes of calculating compliance with any financial covenant for any other fiscal period”

(e) The definition of the term “Consolidated Funded Indebtedness” contained in Section 1.01 of the Financing Agreement is hereby amended by (i) inserting immediately prior to the phrase “, but excluding” the following phrase “and all cash payments required to be made by the Borrower to holders of its preferred Capital Stock issued pursuant to the Permitted Preferred Equity Issuance”, (ii) inserting a clause “(i)” immediately prior to the phrase “any obligations of such Person” and (iii) inserting immediately prior to the period at the end of such definition a new clause (ii) to read as follows:

“and (ii) any liabilities constituting Indebtedness in respect of the Legacy Award”

(f) Clause (ii) of the definition of the term “Final Maturity Date” contained in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“with respect to the Total Revolving D Credit Commitment, January 31, 2005,”

(g) The definition of the term “Loan Document” contained in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“ ‘Loan Document’ means this Agreement, the Assignment Documents, the Fee Letter, any Guaranty, any Security Agreement, any Pledge Agreement, any Mortgage, any Letter of Credit Application, the Warrant Agreements, the Registration Rights Agreement and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, any Letter of Credit Obligation or any other Obligation.”

3. New Definitions. Each of the following definitions of the terms “Availability Blockage Date”, “Availability Reserve”, “Common Stock”, “Legacy”, “Legacy Award”, “Legacy Settlement”, “Permitted Preferred Equity Issuance”, “Registration Rights Agreement”, “Warrants”, “Warrant Agreements”, “Warrant Holders” and “Warrant Stock” is hereby added to Section 1.01 of the Financing Agreement in the appropriate alphabetical order:

“ ‘Availability Blockage Date’ means the earlier of (i) April 30, 2004 and (ii) the date on which the Permitted Preferred Equity Issuance shall have been consummated.”

“ ‘Availability Reserve’ means an amount equal to the sum of (i) for the period commencing February 16, 2004 and ending April 30, 2004, or such later date as may be determined by the Agents at their sole discretion, $2,000,000, and (ii) on and after the Availability Blockage Date, $14,000,000.”

“ ‘Common Stock’ means the Common Stock of the Borrower, par value $0.001 per share.”

“ ‘Legacy’ means Legacy Resources Co., L.P.”

“ ‘Legacy Award’ means the award by the arbitration panel in the matter styled Legacy Resources Co., LP, Claimant, against ATP Oil & Gas Corporation, Respondent, dated December 16, 2003, in favor of Legacy.”

“ ‘Legacy Settlement’ means the settlement arrangements to be entered into between Legacy and the Borrower to satisfy the payment of the Borrower of the Legacy Award, such arrangement to be on terms and conditions acceptable to the Agents in their sole discretion.”

“ ‘Permitted Preferred Equity Issuance’ has the meaning specified therefor in Section 7.02(l).”

“ ‘Registration Rights Agreement’ means the Registration Rights Agreement, in form and substance satisfactory to the Agents, by and between the Borrower and each Warrant Holder, with respect to the demand and piggy-back registration rights of each Warrant Holder with respect to shares of Warrant Stock that any such Warrant Holder may acquire and the anti-dilution and tag-along provisions applicable thereto.”

“ ‘Warrants’ has the meaning specified therefor in Section 12.01.”

“ ‘Warrant Agreements’ has the meaning specified therefor in Section 12.01.”

“ ‘Warrant Holders’ means the holders of any of the Warrant Agreements.”

“ ‘Warrant Stock’ has the meaning specified therefor in Section 12.01.”

4. Commitments.

(a) Section 2.01(b)(i) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(i) The aggregate principal amount of Revolving A Loans outstanding at any time to the Borrower shall not exceed the difference between (A) the lesser of (x) the Total Revolving A Credit Commitment and (y) 100% of the amount attributable to clause (i) of the definition of “Borrowing Base”, and (B) the sum of (I) the aggregate Letter of Credit Obligations and (II) if the Availability Reserve exceeds the Total Revolving B Credit Commitment and the Total Revolving C Credit Commitment, the amount of such excess of the Availability Reserve.”

(b) Section 2.01(b)(ii) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

(ii) The aggregate principal amount of Revolving B Loans outstanding at any time to the Borrower shall not exceed the difference between (A) Total Revolving B Credit Commitment and (B) if the Availability Reserve exceeds the Total Revolving C Credit Commitment, the amount of such excess of the Availability Reserve.”

(c) Section 2.01(b)(iii) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(iii) The aggregate principal amount of Revolving C Loans outstanding at any time to the Borrower shall not exceed the difference between (x) the Total Revolving C Credit Commitment and (y) the Availability Reserve.”

(d) Section 2.01(b)(v) of the Financing Agreement is hereby amended by inserting immediately prior to the period at the end of such Section, the following proviso:

“(v) The aggregate principal amount of the Revolving A Loans, the Revolving B Loans and the Revolving C Loans outstanding at any time to the Borrower shall not exceed the lower of (A) the difference between (x) the sum of the Total Revolving A Credit Commitment, the Total Revolving B Credit Commitment and the Total Revolving C Credit Commitment and (y) the sum of the aggregate Letter of Credit Obligations and the Availability Reserve, and (B) the difference between (x) the then current Borrowing Base and (y) the sum of the aggregate Letter of Credit Obligations and the Availability Reserve.”

5. Repayment of Loans; Evidence of Debt. The proviso set forth in Section 2.03(a) of the Financing Agreement is hereby deleted in its entirety.

6. Interest. Section 2.04(a)(iii) of the Financing Agreement is hereby amended by deleting the date “February 16, 2004” and substituting the date “January 31, 2005” in lieu thereof.

7. Reduction of Commitment; Prepayment of Loans. Section 2.05(a)(i) of the Financing Agreement is hereby amended and restated in its entirety as follows:

“(i) Each of the Total Revolving A Credit Commitment, the Total Revolving B Credit Commitment, the Total Revolving C Credit Commitment and the Total Revolving D Credit Commitment shall terminate on the applicable Final Maturity Date; provided, however, that, (x) if on January 31, 2005, the then applicable Borrowing Base is less than $110,000,000, the Total Revolving C Credit Commitment shall terminate, (y) unless all of the Revolving D Lenders otherwise agree, (A) each prepayment (whether pursuant to an optional, scheduled or mandatory prepayment) of the Revolving D Loans shall result in a permanent reduction in the Total Revolving D Credit Commitment in an amount equal to the amount of such prepayment and (B) on the last day of each month, commencing May 31, 2004, if the aggregate amount of commitment reductions to the Total Revolving D Credit Commitment as a result of a mandatory prepayment pursuant to Section 2.05(c)(x) during such month is less than $500,000, the Total Revolving D Credit Commitment shall be permanently reduced in an amount equal to the difference between (I) $500,000 and (II) the aggregate amount of commitment reductions as a result of a mandatory prepayment pursuant to Section 2.05(c)(x) during such month, and (z) any prepayment of the Revolving Loans as a result of a mandatory prepayment required pursuant to Section 2.05(c)(ix) shall result in a permanent reduction in the applicable Total Revolving Credit Commitment to which such payment is applied in an amount equal to the amount of such prepayment.”

8. Mandatory Prepayments. (a) Clause (i) of Section 2.05(c) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(i) If at any time the aggregate principal amount of the sum of the Revolving A Loans, the Revolving B Loans and the Revolving C Loans plus the outstanding amount of all Letter of Credit Obligations exceeds the difference between the Borrowing Base and the Availability Reserve, the Borrower will immediately prepay the applicable Revolving Loans to the full extent of any such excess in accordance with Section 2.05(d). On each day that any Revolving A Loan, Revolving B Loan, Revolving C Loan or Letter of Credit Obligations are outstanding, the Borrower shall hereby be deemed to represent and warrant to the Agents and the Lenders that the difference between the Borrowing Base and the Availability Reserve calculated as of such day equals or exceeds the aggregate principal amount of all Revolving A Loans, Revolving B Loans, Revolving C Loans and Letter of Credit Obligations outstanding on such day. If, at any time after the Borrower has complied with the first sentence of this Section 2.05(c)(i), the aggregate Letter of Credit Obligations is greater than the lesser of (A) the then current Borrowing Base minus the Availability Reserve and (B) the Total Revolving A Credit Commitment, provided, that, for purposes of calculating the immediately preceding clause (B), if the Availability Reserve exceeds the sum of the Total Revolving B Credit Commitment and the Total Revolving C Credit Commitment, the amount in excess of the Availability Reserve shall be deducted from clause (B), the Borrower shall provide cash collateral to the Funding Agent in an amount equal to 110% of such excess, which cash collateral shall be deposited in an account under the sole and exclusive control of the Funding Agent for the benefit of the Agents, the Lenders and/or the L/C Issuer and, provided that no Event of Default shall have occurred and be continuing, such cash collateral shall be returned to the Borrower, at such time as the aggregate Letter of Credit Obligations plus the aggregate principal amount of all outstanding Revolving Loans no longer exceeds the lesser of (A) the then current Borrowing Base minus the Availability Reserve and (B) the Total Revolving A Credit Commitment, provided, that, for purposes of calculating the immediately preceding clause (B), if the Availability Reserve exceeds the difference between (x) the sum of the Total Revolving B Credit Commitment and the Total Revolving C Credit Commitment, the amount in excess of the Availability Reserve shall be deducted from clause (B).”

(b) Clause (viii) of Section 2.05(c) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(viii) Commencing on the earlier of (x) the payment in full of all of the Revolving D Loans and (y) February 1, 2005, immediately upon receipt by the Borrower of any amount from any Foreign Subsidiary or ATP UK related to the Foreign Loans, the Borrower shall prepay the outstanding principal of the Revolving Loans in an amount equal thereto.”

(c) Section 2.05(c) of the Financing Agreement is hereby amended by inserting immediately after clause (viii) the following new clauses (ix) and (x):

“(ix) If any Loan Party or any of its Subsidiaries shall make a payment to satisfy the Legacy Award (either pursuant to the Legacy Settlement or otherwise) either (x) on or prior to April 30, 2004, or (y) after April 30, 2004 if Availability is or will be, after giving effect to such payment, less than $5,000,000, the Borrower shall, immediately prior to the making of such payment, prepay the outstanding principal amount of the Revolving Loans in an amount equal to the amount of such payment.”

“(x) Until the earlier of (x) the payment in full of all of the Revolving D Loans and (y) January 31, 2005, immediately upon receipt of cash proceeds by ATP UK from its operations in the Helvellyn field in the North Sea—UK Sector, the Borrower shall prepay the outstanding principal amount of the Revolving D Loans in an amount equal to (A) for the period commencing May 1, 2004 through and including July 31, 2004, 75% of the aggregate cash proceeds received therefrom (less any operating expenses, including, without limitation, any expenses related to royalties, severance taxes, commissions and other cash expenses (which other cash expenses shall be consistent with such estimates set forth in the UK Reserve Report) directly attributable to production from such field), and (B) from and after August 1, 2004, 50% of the aggregate cash proceeds received therefrom (less any operating expenses, including, without limitation, any expenses related to royalties, severance taxes, commissions and other cash expenses (which other cash expenses shall be consistent with such estimates set forth in the UK Reserve Report) directly attributable to production from such field).”

9. Application of Payments. (a) Section 2.05(d) of the Financing Agreement is hereby amended by deleting the word “and” and substituting a comma in lieu thereof and adding, immediately after the reference to clause “(c)(viii)” the phrase “, (c)(ix) and (c)(x)”.

(b) Section 2.05(d)(i) of the Financing Agreement is hereby amended by deleting the word “or” immediately prior to the phrase “any Collections of ATP UK” and substituting a comma in lieu thereof and adding, immediately after such phrase, the following “or any events described in Section 2.05(c)(ix) and Section 2.05(c)(x)”.

10. Letter of Credit Guaranty. The first sentence of Section 3.01(b) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“The aggregate Letter of Credit Obligations shall not exceed the lowest of (i) the difference between (A) the Total Revolving A Credit Commitment and (B) the aggregate principal amount of all Revolving A Loans then outstanding, (ii) the difference between (A) the Borrowing Base minus the Availability Reserve and (B) the aggregate principal amount of all Revolving A Loans, Revolving B Loans and Revolving C Loans then outstanding, and (iii) the L/C Subfacility; provided, however, that, for purposes of calculating the immediately preceding clause (ii), if the aggregate amount of the Availability Reserve exceeds the Total Revolving B Credit Commitment and the Total Revolving C Credit Commitment, the amount in excess of the Availability Reserve shall be deducted from the immediately preceding clause (ii).”

11. Use of Proceeds. Clause (f) of Section 6.01(t) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(f) subject to the terms and conditions set forth in Section 7.02(e), to fund working capital of the Foreign Subsidiaries and ATP UK in an aggregate amount not to exceed $21,000,000, provided, that, the funds made available to any of the Foreign Subsidiaries or ATP UK in excess of $7,500,000 shall be from the proceeds of the Revolving D Loans and the funds made available on and after February 16, 2004, shall be made available only to ATP UK, and the funding of all such working capital shall be pursuant to a budget to be delivered by the

Borrower to the Agents and which, with the consent of the Agents, may be updated by the Borrower from time to time and shall be updated on February 16, 2004, in each case the form and substance of which shall be satisfactory to the Agents in their sole discretion (the “Foreign Working Capital Budget”)”

12. Reporting Requirements. (a) Section 7.01(a)(vi) of the Financing Agreement is hereby amended by inserting immediately after the phrase “not later than 60 days after June 30th and December 31st of each year” and immediately prior to the comma, the parenthetical “(except as otherwise provided in Section 7.01(a)(viii))”.

(b) Section 7.01(a)(viii) of the Financing Agreement is hereby amended by (i) deleting the three references to the date “February 16, 2004” and substituting the date “March 15, 2004” in lieu thereof, (ii) deleting the single reference to the date “January 31, 2004” and substituting the date “February 29, 2004” in lieu thereof, and (iii) inserting immediately prior to the semicolon at the end of such section, the following:

“, and commencing February 16, 2004 until the date on which the Agents receive a satisfactory Reserve Report dated December 31, 2003 referred to in this proviso, the Borrowing Base shall be determined based upon the interim draft Reserve Report and which information contained therein shall be adjusted by the Agents in their sole discretion, based upon, among other things, a review by Netherland & Sewell”

13. Borrowing Base. Section 7.01(p) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(p) Maintain all Revolving A Loans, Revolving B Loans, Revolving C Loans and Letter of Credit Obligations in compliance with the then current Borrowing Base minus the Availability Reserve.”

14. Additional Affirmative Covenant. Section 7.01 of the Financing Agreement shall be amended by adding the following new clause (v) at the end of such Section:

“(v) Brazos 544. On or before February 29, 2004, complete, or cause to be completed, all work and take such other actions as are necessary in respect of the compression job related to the Proved Reserves referred to as Brazos 544.”

15. Loans, Advances, Investments, Etc. (a) Clause (iii) of Section 7.02(e) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(iii) loans or advances to the Foreign Subsidiaries or ATP UK by the Borrower (x) existing on the Effective Date in an aggregate amount not exceeding $19,500,000, and (y) after the Effective Date through April 30, 2004, in an aggregate amount not to exceed $21,000,000 (such loans and advances described in clauses (x) and (y), the “Foreign Loans”), provided, that, (I) before and after giving effect to each such Foreign Loan (A) no Default or Event of Default exists, (B) the liabilities (including, without limitation, all production taxes and royalty or other lease payments) of the Loan Parties are current, (C) Availability is greater than $2,500,000, and (D) no other provision in this Agreement would be violated thereby, (II) each such Foreign Loan is made in accordance with the most recent Foreign Working Capital Budget, (III) each such Foreign Loan once repaid or prepaid may not be reborrowed, (IV) the proceeds of each such Foreign Loan are used to fund working capital of ATP UK related to its Oil and Gas Properties located in the jurisdiction of the United Kingdom commonly referred to as the UK Sector — North Sea and ATP Netherlands related to its Oil and Gas Properties located in the jurisdiction of the Netherlands commonly referred to as the Netherlands Sector – North Sea, and, in the case of proceeds of each such Foreign Loan made after February 16, 2004, are used solely to fund working capital of ATP UK related to the Helvellyn field in the North Sea — UK Sector, and, in the case of such Foreign Loans made on and after February 16, 2004, to fund working capital of ATP UK related to its Oil and Gas Properties referred to as Helvellyn, and (V) at the end of each month, commencing upon the earlier of January 31, 2005 and the month in which all of the Revolving D Loans have been paid in full, the Loan Parties shall pay, or cause to be paid, the Foreign Loans in a principal amount equal to not less than $500,000”

(b) Subclause (x) of the proviso contained in Section 7.02(e)(vi) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(x) the excess of the Borrowing Base minus the Availability Reserve over the sum of the aggregate outstanding principal amount of all Revolving A Loans, Revolving B Loans, Revolving C Loans and all Letter of Credit Obligations would be $2,500,000 or greater”

16. Capital Expenditures. Section 7.02(g) of the Financing Agreement is hereby amended by (i) deleting the word “and” immediately prior to clause (ii), and (ii) adding immediately prior to the period at the end of the first sentence the following new clause (iii):

“; and (iii) for the period commencing February 1, 2004 through and including April 30, 2004, any Capital Expenditures related to (x) the Oil and Gas Property referred to as Garden Banks 186 that would cause the incurrence of such expenditures to exceed $9,682,200 for such period, (y) the Oil and Gas Property referred to as Ship Shoal 358 that would cause the incurrence of such expenditures to exceed $4,862,500 for such period, and (z) the Oil and Gas Property referred to as Matagorda Island that would cause the incurrence of such expenditures to exceed $3,608,750 for such period”

17. Restricted Payments. (a) The first proviso of Section 7.02(h) of the Financing Agreement is hereby amended by (i) deleting the word “and” immediately prior to clause (C) and substituting a comma in lieu thereof and (ii) inserting new clauses (D) and (E) immediately prior to the second proviso to read as follows:

“, (D) the Borrower may, on or prior to May 16, 2004, repurchase the Warrants issued pursuant to Article XII to the extent that immediately before and after giving effect to such repurchase, Availability is not less than $7,500,000 and no Default or Event of Default shall exist, and (E) the Borrower may pay dividends on its preferred Capital Stock issued in connection with a Permitted Preferred Equity Issuance, provided, that (x) such dividends do not commence until 90 days after the issuance thereof and (y) such dividends may be made in cash so long as (I) no Default or Event of Default shall have occurred and be continuing or would result from the making of any such cash payment, and (II) immediately before and after giving effect to any such payment, Availability is not less than $5,000,000”

(b) The second proviso of Section 7.02(h) of the Financing Agreement is hereby amending by deleting in its entirety the phrase “the Loans and Letter of Credit Obligations exceed the Borrowing Base” and substituting in lieu thereof the following: “the sum of the Revolving A Loans, the Revolving B Loans, the Revolving C Loans and the Letter of Credit Obligations exceeds the Borrowing Base minus the Availability Reserve”.

18. Limitation on Issuance of Capital Stock. The proviso in Section 7.02(l) the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“provided, however, that (i) the Borrower may issue or sell or enter into any agreement or arrangement for the issuance or sale of additional shares of its Capital Stock that is of a class traded on the Effective Date on a national securities exchange in a public offering pursuant to a registration statement that has been or will be filed with, and declared effective by, the SEC (a “Secondary Public Offering”) and (ii) the Borrower may issue or sell or enter into any agreement or arrangement, upon such terms and conditions satisfactory to the Agents, for the issuance or sale of its preferred Capital Stock, pursuant to terms and conditions which shall include, among other things, the provisions set forth in Section 7.02(h) related to the payment of dividends, and such other terms and conditions that are satisfactory to the Agents as determined in their sole discretion, exercised reasonably (a “Permitted Preferred Equity Issuance”)”

19. Reserves. Section 7.02(x) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(x) Reserves. Permit, on April 30, 2004, the Borrower’s Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves and Proved Undeveloped Reserves to contain less than 120 bcfe and the Borrower’s Proved Developed Producing Reserves to contain less than 40 bcfe. On April 30, 2004, the Borrower shall provide satisfactory evidence and certify to the matters described in the immediately preceding sentence.”

20. Collateral Coverage. Section 7.02(y) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(y) From and after April 30, 2004, permit the sum of (x) the then applicable Borrowing Base and (y) 65% of the UK PV-10 of the Proved Developed Producing Reserves of ATP UK related to the Helvellyn field in the North Sea — UK Sector to be less than an amount equal to 125% of the sum of the aggregate amount of the Revolving Loans and Letter of Credit Obligations.”

21. Total Leverage Ratio. Section 7.03(a) of the Financing Agreement is hereby amended by deleting the ratios for each fiscal period set forth below and substituting in lieu thereof new ratios set forth opposite to each such fiscal period set forth below:

Fiscal Period	Ratio
Twelve month period ended January 31, 2004	3.35 to 1.0
Twelve month period ended February 29, 2004	3.30 to 1.0
Twelve month period ended March 31, 2004	2.90 to 1.0
Twelve month period ended April 30, 2004	2.75 to 1.0

22. Domestic Leverage Ratio. Section 7.03(b) of the Financing Agreement is hereby amended by deleting the ratios for each fiscal period set forth below and substituting in lieu thereof new ratios set forth opposite to each such fiscal period set forth below:

Fiscal Period	Ratio
Twelve month period ended January 31, 2004	3.28 to 1.0
Twelve month period ended February 29, 2004	3.28 to 1.0
Twelve month period ended March 31, 2004	2.90 to 1.0
Twelve month period ended April 30, 2004	2.75 to1 .0

23. Consolidated EBITDA. Section 7.03(e) of the Financing Agreement is hereby amended by deleting the Consolidated EBITDA amounts for each fiscal period set forth below and substituting in lieu thereof new Consolidated EBITDA amounts set forth opposite to each such fiscal period set forth below:

Fiscal Period	Consolidated EBITDA
Four month period ended January 31, 2004	$7,686,000
Five month period ended February 29, 2004	$11,809,000
Six month period ended March 31, 2004	$19,402,000
Seven month period ended April 30, 2004	$26,660,000

24. Current Ratio. Section 7.03(g) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(g) Permit the ratio of current assets (which shall include an amount equal to the principal amount of Loans available to be borrowed by the Borrower under this Agreement, but shall exclude an amount equal to any increase (but not decrease) resulting from the application of FASB 133 and FASB 143) to current liabilities (excluding (i) all Indebtedness and accrued interest expense otherwise included as current liabilities, (ii) an amount equal to any increase (but not decrease) in current liabilities resulting from the application of FASB 133 and FASB 143 and (iii) any accruals for, and payments of (to the extent such payments were not accrued), the Legacy Award) to be, for the end of each fiscal month commencing on October 31, 2003 and through and including December 31, 2004, less than .35 to 1.0, and (z) for the end of each fiscal month commencing on January 31, 2005 and thereafter, less than 1.0 to 1.0 of the Borrower.”

25. Gulf of Mexico Production. Section 7.03 of the Financing Agreement is hereby amended by inserting immediately after clause (g) the following new clause (h):

“(h) Gulf of Mexico Production. Permit the amount of Hydrocarbons produced by, or capable of being produced from, the Oil and Gas Properties of the Borrower located in the Gulf of Mexico (other than production declines as a result of (x) a performance failure by a third party not as a result of any actions or inactions of the Borrower or (y) any acts of God), to be less than 85% of the amount of Hydrocarbons projected to be produced in the Weekly Cash Flow Schedules for each of the months of February 2004, March 2004 and April 2004, to be measured on a cumulative basis.”

26. Events of Default. (a) Section 9.01(c) of the Financing Agreement is hereby amended by (i) deleting the word “and” in subclause (i) and substituting a comma in lieu thereof and (ii) inserting immediately after the reference to clause “(s)” the following “, and (v)”.

(b) Section 9.01(w) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(w) by March 1, 2004, ATP UK, on a daily basis, shall fail to produce Hydrocarbons from the Helvellyn field in the United Kingdom sector of the North Sea in an amount equal to or exceeding 12.5 mcfe of Hydrocarbons;”

27. Issuance of Equity Interests. The following new Article XII shall be added to the Financing Agreement:

“ARTICLE XII

ISSUANCE OF EQUITY INTERESTS

Section 12.01 Authorization and Issuance of Warrants. On February 16, 2004, the Borrower shall issue to the Lenders or their designees one or more warrant certificates covering the purchase of shares of Common Stock of the Borrower substantially in a form acceptable to the Agents (such certificates, and all warrant certificates covering such stock issued upon transfer, division or combination of, or in substitution for, any thereof, the “Warrant Agreements” and such rights to purchase Common Stock of the Borrower provided thereby being herein called the “Warrants”) in an amount equal to 750,000 shares of Common Stock of the Borrower (the “Warrant Stock”). It is understood and agreed that the Warrants contain provisions affecting the number of shares of Common Stock of the Borrower that may be acquired, which provisions are set forth in the Warrants. Such Warrants will have an exercise price equal to $6.75 per share and will be exercisable on and after May 17, 2004 and cease to be exercisable on February 16, 2009.

Section 12.02 Securities Act Matters.

(a) Each Warrant Holder represents and warrants to the Borrower that:

(i) it is acquiring the Warrants hereunder for its own account, without a view to the distribution thereof, all without prejudice, however, to the right of any Warrant Holder at any time, in accordance with this Agreement, lawfully to sell or otherwise to dispose of all or any part of the Warrants or Warrant Stock held by it,

(ii) it is an “accredited investor” within the meaning of Regulation D under the Securities Act, and

(iii) it understands that, as of the date of issuance of the Warrants, the Warrants and the Warrant Stock have not been registered under the Securities Act and that they may not be resold unless they are registered under such act or an exemption from registration is available, and the Warrants and the Warrant Shares will contain appropriate restrictive legends to this effect.

(b) The Borrower represents and warrants to each Warrant Holder that:

(i) Assuming the truth and accuracy of each Warrant Holder’s representations and warranties contained in the immediately preceding paragraphs, the issuance of the Warrants to each Warrant Holder hereunder and the issuance of shares of Common Stock to each Warrant Holder pursuant to the Warrants are exempt from the registration and prospectus delivery requirements of the Securities Act, and

(ii) All stock and securities of the Borrower heretofore issued and sold by the Borrower were, and all securities of the Borrower issued and sold by the Borrower on and after the date hereof are or will be issued and sold in accordance with, or are or will be exempt from, the registration and prospectus delivery requirements of the Securities Act.

(c) The Borrower agrees that neither it nor any Person acting on its behalf has offered or will offer the Warrants or Warrant Stock or any part thereof or any similar securities for issue or sale to, or has solicited or will solicit any offer to acquire any of the same from, any Person so as to bring the issuance and sale of the Warrants or Warrant Stock hereunder within the provisions of the registration and prospectus delivery requirements of the Securities Act.

Section 12.03 Certain Taxes. The Borrower shall pay all taxes (other than Federal, state or local income taxes) which may be payable in connection with the execution and delivery of this Agreement or the issuance of the Warrants or Warrant Stock hereunder or in connection with any modification of this Agreement or the Warrants and shall hold each Warrant Holder, Lender and Agent harmless without limitation as to time against any and all liabilities with respect to all such taxes. The obligations of the Borrower under this Section 12.03 shall survive any redemption, repurchase or acquisition of Warrants or Warrant Stock by the Borrower, any termination of this Agreement, and any cancellation or termination of the Warrants. The parties hereto agree that for income tax purposes, the aggregate purchase price to be attributed to the Warrants issued to the Warrant Holders hereunder on February 16, 2004 is $750,000.

Section 12.04 Cancellation and Issuance. If any Warrant Holder assigns or otherwise transfers all or any of its Loans (including by selling participations therein) to any Person, each Warrant Holder may request (upon 10 days’ prior notice to the Borrower) that (a) a number of Warrants held by each Warrant Holder be canceled on the date of such assignment and transfer and (b) a like number of Warrants be issued by the Borrower to the Person to whom such Loans are being assigned or otherwise transferred. Upon the date specified in such request:

(i) the Borrower shall issue, and each Warrant Holder shall surrender (or cause to be surrendered) for cancellation, such number of Warrants as aforesaid, provided that such issuance shall not violate the Securities Act or any applicable state securities laws;

(ii) the Borrower will deliver to each Person that receives a certificate for Warrants a favorable legal opinion from counsel to the Borrower acceptable to such Person, covering the matters set forth in the opinion of counsel to the Borrower and its Subsidiaries as may be reasonably requested (to the extent relating to the Warrants);

(iii) each Person that receives Warrants will deliver a certificate to the Borrower affirming the representations and warranties contained in Section12.02(a) hereof as of such date; and

(iv) the Borrower will deliver a certificate to each Person that receives Warrants affirming the representations and warranties contained in Section 12.02(b) hereof as of such date.”

28. Waiver. (a) Effective as of the Amendment Effective Date (as hereinafter defined), and in reliance upon the representations and warranties of the Borrower and the Guarantors set forth in the Financing Agreement, this Amendment and the other Loan Documents, and in accordance with Section 11.02 of the Financing Agreement, the Lenders hereby consent to, and waive, each of the following Events of Default:

(i) the failure by the Borrower to comply with the minimum ratio of Consolidated Funded Indebtedness to Consolidated EBITDA requirement for the fiscal period ending December 31, 2003 set forth in Section 7.03(a) of the Financing Agreement; and

(ii) the failure by the Borrower to comply with the minimum Consolidated EBITDA requirement for the fiscal period ending December 31, 2003 set forth in Section 7.03(e) of the Financing Agreement.

(b) The consent and waiver of the Events of Default relating to the events set forth in paragraph (a) above (i) shall be effective only in each specific instance set forth herein and for the specific purposes set forth herein, and (ii) does not allow for any other or further departure from the terms and conditions of the Financing Agreement or any other Loan Documents, which terms and conditions shall continue in full force and effect.

29. Conditions to Effectiveness. The effectiveness of this Amendment (the date of such effectiveness, the “Amendment Effective Date”) is subject to the following conditions precedent that:

(a) this Amendment shall have been duly executed by an Authorized Officer of the Borrower and each Guarantor and the Agents and the Lenders and delivered to the Agents;

(b) the Registration Rights Agreement, dated as of the Amendment Effective Date, shall have been duly executed by an Authorized Officer of the Borrower and each of the initial holders of the Warrants (as defined in the Financing Agreement after giving effect to this Amendment), and delivered to the Agents;

(c) each of the Warrant Agreements, dated the Amendment Effective Date, shall have been duly executed by an Authorized Officer of the Borrower and delivered to the Agents;

(d) after giving effect to this Amendment, each of the representations and warranties made by each Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Amendment Effective Date as if made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(e) after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing on such date;

(f) the sale by the Borrower of a certain portion of its Proved Reserves to NI Energy Venture Inc. shall have been consummated and the Agents shall be satisfied that the Funding Agent shall have received the proceeds therefrom;

(g) a Borrowing Base Certificate, dated as of the Amendment Effective Date, shall have been duly executed by the Borrower and delivered to the Agents;

(h) all fees and expenses of the Agents and the Lenders (including, without limitation, fees and expenses of counsel) shall be paid in full, it being understood that such fees and expenses may be charged to the Borrower’s Loan Account; and

(i) all other legal matters incident to this Amendment shall be satisfactory to the Agents and their counsel.

30. Post-Closing Deliveries. On or prior to February 23, 2004, the Borrower shall deliver to the Agents an opinion of counsel to the Borrower, in form and substance satisfactory to the Agents, as to such matters related to this Amendment and the issuance of the Warrants and the Warrant Agreements as the Agents may reasonably request.

31. Representations and Warranties. Each of the Loan Parties hereby jointly and severally represents and warrants to the Agents and the Lenders as follows:

(a) Each of the Loan Parties has all requisite power and authority to execute, deliver and perform this Amendment, and to perform the Financing Agreement, as amended hereby, and this Amendment has been duly executed and delivered by each Loan Party.

(b) The execution, delivery and performance of this Amendment by each of the Loan Parties, and the performance by each of the Loan Parties of the Financing Agreement, as amended hereby, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its material properties, and (iv) do not and will not result in any material default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to its operations or any of its properties.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of this Amendment or the performance by any Loan Party of the Financing Agreement, as amended hereby.

(d) This Amendment and the Financing Agreement, as amended hereby, constitute the legal, valid and binding obligations of each Loan Party, enforceable against such Persons in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

32. Ratification. Except as otherwise expressly provided herein, each Loan Party confirms and agrees that (a) each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the date on which this Amendment is effective all references in any such Loan Document to “the Financing Agreement”, “thereto”, “thereof”, “thereunder”, or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, and (b) to the extent that any such Loan Document purports to assign or pledge to the Administrative Agent, or to grant to the Administrative Agent a security interest in or lien on, any collateral as security for its obligations from time to time existing in respect of the Loan Documents, such pledge, assignment and/or grant of a security interest or lien is hereby ratified and confirmed in all respects as security for all of its obligations, whether now existing or hereafter arising. This Amendment does not and shall not affect any Obligation or Guarantee Obligation (as the case may be), other than as expressly provided herein, of any Loan Party under or arising from the Financing Agreement or any other Loan Document, all of which obligations are hereby ratified and shall remain in full force and effect. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agents or the Lenders under the Financing Agreement or any other Loan Document, nor constitute a waiver of any provision of the Financing Agreement or any other Loan Document.

33. Expenses. The Borrower hereby agrees to pay to the Agents upon demand the amount of any and all fees, costs and expenses, including the reasonable fees, disbursements and other client charges of the Agents’ counsel, which the Agents may incur in connection with this Amendment, the amounts of which the Borrower agrees may be charged to the Loan Account.

34. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same waiver. Delivery of an executed counterpart of this Amendment by telecopier shall be equally as effective as delivery of an original executed counterpart of this Amendment.

35. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed within such state.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

AGENTS AND LENDERS:

ABLECO FINANCE LLC,as Collateral Agent, Administrative Agent and Lender, for itself as a Lender and on behalf of its affiliate assigns as Lenders

By:	/s/ KEVIN GENDA

Title:	Senior Vice President

WELLS FARGO FOOTHILL, INC., as Funding Agent and Lender

By:	/s/ DREW STAWIN

Title:	Senior Vice President

BORROWER:

ATP OIL & GAS CORPORATION

By:	/s/ T. PAUL BULMAHN

Title:	President

GUARANTOR:

ATP ENERGY, INC.

By:	/s/ T. PAUL BULMAHN

Title:	President

ATP OIL & GAS (UK) LIMITED

By:	/s/ T. PAUL BULMAHN

Title:	Director